UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): November 11, 2005

LEARNING CARE GROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan (State or other jurisdiction of incorporation)	0-27656 (Commission File Number)	38-3261854 (IRS Employer Identification No.)

21333 Haggerty Road, Suite 300, Novi, Michigan (Address of principal executive offices)		48375 (Zip Code)

Registrant’s telephone number, including area code (248) 697-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On November 15, 2005, A.B.C. Learning Centres Limited, an Australian company (“ABC”), Discovery Merger Company, a Michigan corporation and a wholly-owned subsidiary of ABC (“Merger Sub”), and Learning Care Group, Inc., a Michigan corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). As a result of the Merger, the Company will become a wholly-owned subsidiary of ABC.

         Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, no par value, of the Company (other than shares owned by ABC, Merger Sub or the Company) will be converted into the right to received $7.50 in cash, without interest. Additionally, at the effective time of the Merger, each outstanding option to purchase shares of our common stock having an exercise price per share less than $7.50 and each outstanding performance share rights award, vested or unvested, will be cancelled and will only entitle the holder to receive, an amount in cash equal to the product of (i) the total number of shares subject to the option or award multiplied by (ii) $7.50 minus, in the case of options, the exercise price per share under such option, in each case less applicable taxes required to be withheld with respect to such payment. Stock options having an exercise price of $7.50 or more will be cancelled and holders of such options will not be entitled to receive any cash.

         The Merger Agreement has been approved by the Company’s Board of Directors, and the transactions contemplated by the Merger Agreement are subject to, among other things, adoption of the Merger Agreement by the Company’s shareholders, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. In connection with the execution of the Merger Agreement, Benjamin R. Jacobson, Chairman of the Company’s Board of Directors and managing partner of Jacobson Partners, a New York based private equity firm, and certain entities controlled by him directly or indirectly (collectively, the “Jacobson Entities”), entered into an agreement (the “Voting Agreement”) dated November 15, 2005, with ABC and Merger Sub to vote all of the Company’s common stock owned by the Jacobson Entities in favor of the Merger, subject to certain exceptions.

         As part of the approval by the Company’s Board of Directors of the Merger Agreement, the Company entered into an advisory agreement (the “Financial Advisory Agreement”) dated November 11, 2005, with Jacobson Partners. The Financial Advisory Agreement provides for payment by the Company to Jacobson Partners of a fee equal to 1% of the total merger consideration paid by ABC under the Merger Agreement in exchange for investment banking and financial advisory services provided to the Company by Jacobson Partners in connection with the Merger. This fee is payable only upon consummation of the Merger.

         The foregoing descriptions of the Merger Agreement, the Voting Agreement and the Financial Advisory Agreement are not complete and are qualified in their entirety by reference to the Merger Agreement, which is filed as Exhibit 2 hereto, the Voting Agreement, which is filed as Exhibit 9 hereto, and the Financial Advisory Agreement, which is filed as Exhibit 10 hereto, respectively and are incorporated herein by reference.

         In connection with its approval of the Merger Agreement, on November 11, 2005, the Company’s Board of Directors waived the application of Section 7A of the Michigan Business Corporation Act (the “MBCA”) to any “business combination” resulting from the Merger. The Company’s Board of Directors also amended the Company’s Restated Bylaws to exempt the application of Chapter 7B of the MBCA to any “control share acquisition” of common stock of the Company. See Item 5.03 below. The Compensation Committee of the Company’s Board of Directors also determined that, upon consummation of the Merger, a “Change of Control” for purpose of the Company’s outstanding stock options will occur and, accordingly, approved the acceleration of vesting of all outstanding options upon consummation of the Merger.

         The Company issued a press release on November 15, 2005, to announce the execution of the Merger Agreement, which press release is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

         In connection with the approval of the Merger Agreement (see Item 1.01 above), on November 11, 2005, the Company’s Board of Directors amended Article X of the Company’s Restated Bylaws to exempt the application of Chapter 7B of the MBCA to any “control share acquisition” of common stock of the Company.

         The Company’s Restated Bylaws, as amended, filed as Exhibit 3(ii), hereto, are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) – (b) Not applicable.

(c) Exhibits.

2	Agreement and Plan of Merger, dated as of November 15, 2005, among Learning Care Group, Inc., A.B.C. Learning Centres Limited and Discovery Merger Company.

3(ii)	Restated Bylaws of Learning Care Group, Inc., as amended.

9	Voting Agreement, dated as of November 15, 2005, among the stockholders of Learning Care Group, Inc. set forth therein, A.B.C. Learning Centres Limited and Discovery Merger Company.

10	Financial Advisory Agreement, dated as of November 11, 2005, between Learning Care Group, Inc. and Jacobson Partners.

99	Press release of Learning Care Group, Inc. issued November 15, 2005.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2005	LEARNING CARE GROUP, INC. By: /s/ Frank M. Jerneycic —————————————— Frank M. Jerneycic Its: Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

2	Agreement and Plan of Merger, dated as of November 15, 2005, among Learning Care Group, Inc., A.B.C. Learning Centres Limited and Discovery Merger Company.

3(ii)	Restated Bylaws of Learning Care Group, Inc., as amended.

9	Voting Agreement, dated as of November 15, 2005, among the stockholders of Learning Care Group, Inc. set forth therein, A.B.C. Learning Centres Limited and Discovery Merger Company.

10	Financial Advisory Agreement, dated as of November 11, 2005, between Learning Care Group, Inc. and Jacobson Partners.

99	Press release of Learning Care Group, Inc. issued November 15, 2005.